Exhibit 99.1

PRESS RELEASE	June 30, 2016

Century Casinos Enters into Agreement to Purchase Apex Casino in St. Albert, Edmonton, Alberta, Canada

Colorado Springs, Colorado, June 30, 2016 – Century Casinos, Inc. (NASDAQ Capital Market®: CNTY) announced today that the Company signed a purchase agreement to acquire the Apex Casino located in the Edmonton, Alberta suburb of St. Albert.

The Company will purchase the Apex Casino operations for a net amount of CAD 15.9 million; which equals approximately four times the Apex Casino’s trailing twelve month EBITDA. In addition, the Company will acquire the real estate assets of the Apex Casino at the appraised value of CAD 12.0 million. The purchase is subject to, among other things, regulatory approvals and due diligence by the Company.

The Apex Casino opened its doors in its current location in 1994. The 34,500 square foot building underwent a major renovation in 2010. The Apex Casino operates 382 slot machines and 11 live table games. It features a restaurant, a bar, a lounge with a live entertainment stage and a banquet facility that can accommodate up to 175 guests. In addition, the Apex Casino has 517 parking stalls.

The Apex Casino is operated pursuant to licenses issued by the Alberta Gaming and Liquor Commission. The AGLC requires all gaming operations to be licensed but only allows a certain number of licenses to be granted. All available licenses have currently been granted, and there is an indefinite moratorium on new casinos and racing entertainment centers.

St. Albert is the second-largest city in the Edmonton Capital Region  with a population of 60,000. Edmonton's northwestern city limits are directly adjacent to St. Albert. The Apex Casino is located off of the Anthony Henday drive, Edmonton’s ring road, and is approximately 11 miles from the Century Casino & Hotel Edmonton. The Apex Casino serves St. Albert as well as the northwest portion of Edmonton. The addition of the Apex Casino is expected to create operational synergies for the Company.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that operates worldwide. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. Through its Austrian subsidiary, Century Casinos Europe GmbH (“CCE”), the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of nine casinos in Poland. The Company, through CCE, also holds a 75% ownership interest in both Century Downs Racetrack and Casino, which began operations in the north metropolitan area of Calgary, Alberta, Canada in April 2015, and Century Bets!, which began operating the pari-mutuel off-track horse betting network in Southern Alberta, Canada in May 2015. The Company operates twelve ship-based casinos onboard ships of TUI Cruises, Thomson Cruises and Windstar Cruises. The Company manages the operations of the casino at the Hilton Aruba Caribbean Resort and Casino. The Company, through CCE, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de

Exhibit 99.1

Mendoza in Mendoza, Argentina. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.cnty.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® under the symbol CNTY.

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, operating efficiencies, synergies and operational performance, the prospects for the Apex Casino and other projects, debt repayment, investments in joint ventures, outcomes of legal proceedings and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent Form 10-Q filings. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.